Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Check-Cap Ltd. (the “Company”) dated April 29, 2015, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
October 13, 2015